Exhibit 99.1

Contact:	Michael R. Sand,
President & CEO
Dean J. Brydon, CFO
(360) 533-4747
www.timberlandbank.com

Timberland Bancorp Receives Approval to Redeem Preferred Shares

HOQUIAM, WA – December 17, 2013 - Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”) today reported that the Federal Reserve Bank approved the Company’s request for permission to redeem the remaining preferred shares originally issued in December 2008 to the U.S. Treasury Department (“Treasury”) under the Treasury’s Capital Purchase Program.  The shares will be redeemed at the liquidation value of $1,000 per share on December 20, 2013.

“We are pleased to be able to redeem the shares using existing balance sheet resources,” said Michael R. Sand, President and CEO.  “During the last fiscal year we paid $710,000 in dividends to preferred shareholders.  With the dividend rate scheduled to increase to 9.0% on December 23, 2013, the dividend expense on the preferred shares would have increased to $1.09 million annually.  The purchase of the preferred shares eliminates this future dividend expense.”

Timberland originally issued 16,641 shares of Fixed Rate Cumulative Perpetual Stock, Series A, to Treasury in December 2008.  On November 13, 2012 Treasury auctioned the preferred shares to private investors.  During the quarter ended March 31, 2013, Timberland redeemed 4,576 of the preferred shares at a $255,000 discount from the liquidation value.  The remaining 12,065 shares will be redeemed on December 20, 2013 and eliminate all outstanding preferred shares from the Company’s capital structure.

The purchase will not reduce Timberland’s book value per common share or its tangible book value per common share which were reported at September 30, 2013 as $11.04 and $10.22, respectively.  Timberland will continue to be considered well capitalized under all regulatory guidelines.

About Timberland Bancorp, Inc.

Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank (“Bank”).  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).

This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our risk factors contained in Timberland Bancorp, Inc.’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013.  Such forward-looking statements speak only as of the date of this release. Timberland Bancorp, Inc. expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Company’s expectations of results or any change in events.